UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Illumina, Inc.
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On May 12, 2023, Illumina, Inc. (“Illumina”) filed the following in connection with Illumina’s 2023 Annual Meeting of Shareholders:

1.	The Illumina Board went through a rigorous, comprehensive process in deciding to close the acquisition of GRAIL prior to getting regulatory approval.
o	The process was informed by external experts, both at signing and closing
o	Our deliberative process included the following steps:
■	We had independent director-only sessions without management participation, in addition to sessions with the full Board, with and without management
■	The Board’s decisions were informed by legal and regulatory external advice from EU, U.S. and UK counsel
■	Illumina founded GRAIL and the two companies are not competitors. GRAIL continues to be powered by Illumina’s core NGS technology to enable its multi-cancer early detection tests
■
There was no precedent of successful vertical merger challenges by the FTC (in fact, the only other challenge in the prior 40 years was the DOJ’s failed attempt to block AT&T’s acquisition of Time Warner), and the European Commission had never relied on Article 22 and highly speculative vertical integration theories of harm to prohibit a merger

■
GRAIL had no revenues in Europe or plan for revenues in Europe which signaled that there was no nexus for an EU challenge (and in fact, the European Commission had never solicited referrals to take jurisdiction over an acquisition of an American company that had no revenue in Europe)

■	We evaluated public statements by the EU Commissioner that it would not invoke jurisdiction over transactions such as ours by retroactively applying a new interpretation of laws
o
The merger contract would have lapsed had Illumina not closed on the transaction and the Board would have forgone the opportunity of owning GRAIL in the face of a preponderance of evidence suggesting that the merger would ultimately receive regulatory approval

o
In its decision to close the deal, the Board also took into account its initial reasons for entering into the GRAIL transaction, including the market opportunity globally, the science, the financials, the intellectual property and the legal issues

2.	There is no faster timeline to divest GRAIL – the appeals process does not impede divestiture and that work is ongoing.
o	This is a finite process ending in a decision by early 2024; Illumina will have to win both U.S. and EU appeals in order to keep GRAIL
o	There is no faster timeline to divest GRAIL – the appeals process does not impede preparatory divestiture work and that work is ongoing
o	The potential value of GRAIL to Illumina’s shareholders outweighs the costs of challenging a regulatory decision that was both unprecedented and factually incorrect
o	Even if we win both appeals, we are committed to a full review of the total GRAIL opportunity, including potential synergies still achievable, before making a decision to keep GRAIL
o	A win in both appeals removes any fines and increases the options to deliver incremental value to shareholders (by removing any restrictions that the divestiture order might place)

3.	Illumina is not satisfied with the current share price and has laid out strategies to create additional value by improving both the top and bottom line.
o	Illumina and our Board and management holds itself to the highest standard of performance and value creation
o	The Board is as unhappy with the Company’s Total Shareholder Return (TSR), growth and margin as our shareholders
o
We are laser focused on taking the steps necessary to immediately and consistently improve performance on all of these dimensions - revenue growth, cost management (including commitments already made to 2024 and 2025 core operating margins), and ongoing innovation and will regularly engage shareholders to provide an update on progress on these measures

o	The dissident slate has not offered a clearly articulated strategy to improve performance - including any viable strategy on GRAIL

4.
Illumina has an ongoing Board refreshment process and has developed profiles for two new directors, based on the skills that would help Illumina achieve its strategic objectives over the next five years and beyond.

o	The profiles are:
■	One for a public, healthcare company CEO, with experience scaling a growth company and experience with manufacturing/operating in China
■	One for a public, healthcare company CFO, with previous Wall Street experience
o	Illumina engaged a specialized, external recruiter – the same one that helped bring Scott Gottlieb, the former U.S. FDA Commissioner onto Illumina’s Board
o	It was a rigorous process starting with more than 85 candidates, that culminated with selecting two finalists
o	The Board did not complete the evaluation process prior to the relevant deadlines for the upcoming annual meeting
o	Thus, the appointment of additional Board members will be subject to post-annual shareholder meeting Board approval and thereafter annual shareholder approval

5.	Carl Icahn’s nominees would be harmful to Core Illumina.
o	Carl Icahn’s associates cannot serve as truly independent directors, are short-term focused, and add nothing to the Board’s capabilities
o	The dissident director nominees are Icahn’s current and former employees
o	Most of Icahn’s investments are held for less than 2 years, and his directors typically leave when Icahn exits the position
o	None of Icahn’s nominees has any operational experience or any relevant healthcare experience (Mr. Intrieri sat on a healthcare company board a decade ago for all of one year)
o
Icahn’s nominees do not understand innovation-focused businesses, which makes it difficult to conclude that they can enhance our long-term performance in highly technical research and clinical marketplaces

o	They do not bring any skill set that Illumina needs to achieve its strategic plan and introduce unnecessary disruption and risk
o
Icahn’s attempt to position his nominees as street-smart financial experts is, like most of his campaign, baseless rhetoric. His nominees have no successful operating experience in senior management roles, unlike many of Illumina’s directors (including those he is seeking to replace)

6.	John Thompson was and is extremely qualified to lead Illumina’s Board.
o	Contrary to Icahn’s claims, John Thompson and his vast and deep experience have provided invaluable insight and leadership to our Board
o	Any serious Board would be delighted to have Mr. Thompson serve as Chair (as was Microsoft where, as Chair, he oversaw a period of unprecedented innovation and shareholder value creation)
o	John led the Microsoft Board team responsible for selecting Satya Nadella to be Microsoft's CEO, a very successful CEO transition
o	At Symantec, where he was CEO for 10 years, he grew revenue from $600 million to $6 billion and delivered a TSR of 819%, outperforming the S&P 500 by 856 percentage points
o	During his tenure as chair and lead independent director from February 2012 to present, Microsoft TSR of 885% outperformed the S&P 500 by 683 percentage points
o	Francis and John have a professional relationship that began at Symantec; Francis never directly reported to John at Symantec
o	John was CEO and then Chair while Francis was a Vice President and then Senior Vice President for most of the time they overlapped
o	While John and Francis certainly knew each other, they were not in regular communication, particularly after John left Symantec in 2011, and prior to his joining the Illumina Board in 2017

7.	The facts do not support Glass Lewis’s own criteria for supporting Icahn’s slate.
o	As clearly stated by Glass Lewis, those criteria are:
■	Comprehensive analytics and associated commentary firmly linking underperformance to poor board oversight, ineffective strategy, mismanagement and/or other serious governance concerns; and
■	An alternate slate of qualified, unconflicted candidates credibly prepared to address noted deficiencies and oversee a strategy or plan likely to result in a superior outcome for shareholders
o
It is important to note that in Glass Lewis’s own words BOTH criteria must be met for them to recommend for the dissident slate.  For the reasons discussed above, we believe neither has been met sufficiently to warrant their conclusion

o
Illumina strongly disagrees with Glass Lewis’s recommendation and believes that replacing Illumina’s leadership with Carl Icahn’s associates puts Illumina’s business momentum at risk – particularly during the critical roll-out of NovaSeq™X

8.	The 2022 executive compensation awards are not cash – they were made by the Board after consultation with its independent compensation consultant and are benchmarked against Illumina’s peers.
o
In Q1 2022, three members of Illumina’s management team received a one-time special grant of stock options from the Board’s Compensation Committee – CEO, Chief Commercial Officer and Chief Technology Officer – to help ensure their retention and focus on innovation and increasing shareholder value

o
In making this one-time special grant, the Board’s Compensation Committee considered the significant progress that Illumina made in 2021 on our innovation roadmap, culminating in the development and impending release of the NovaSeq™X, as well as the highly competitive talent environment

o	These awards were made by the Board after consultation with its independent compensation consultant and are informed by peer group data provided by the consultant
o
These grants are in the form of stock options and only have value if the stock exceeds $330.25 per share as this is the strike price of the grant. Using a Black-Scholes calculation which accounts for volatility, interest rates and the 7-year term of the grant, to achieve the intended grant value the stock price would need to meet or exceed $444.54

o
These grants are aligned with shareholder value creation. Currently, all of these options are underwater. Even though underwater, these options have long term retention value over the 7-year term of the grant incenting these executives to deliver on our innovation roadmap and drive share price appreciation

o
Generally over 85% of our executive officer total direct compensation is “at-risk” and contingent on the achievement of objective, preestablished corporate financial objectives that are linked to stockholder value. For fiscal year 2022 our pay-for-performance STI (VCP) and LTIP (PSUs) paid out below target and in alignment with our performance. In addition, all equity compensation directly follows shareholder return from value of initial grant to value at time of realization, aligning executive realized pay with that of our shareholders over a similar time horizon.

o
That said, the special grants provide a stronger incentive to drive increased stockholder value through price appreciation and align our executives’ interests with our long-term shareholders’ interest in pursuit of our mission and the profitable growth of the Company

9.	Recent concerning developments around Carl Icahn’s holding company, Icahn Enterprises L.P., severely impact the credibility of his challenge.
o	Illumina shareholders should be fully aware that on Wednesday, May 10, 2023, IEP disclosed that it was being investigated by federal authorities
o
In its recently filed 10-Q, IEP said that the U.S. Attorney’s office for the Southern District of New York contacted IEP on May 3, 2023, seeking production of information relating to it and certain affiliates’ “corporate governance, capitalization, securities offerings, dividends, valuation, marketing materials, due diligence and other materials”

o
On May 2, a well-known analysis firm, Hindenburg Research, issued a lengthy, highly critical report entitled The Corporate Raider Throwing Stones from His Own Glass House that accused Carl Icahn’s IEP of inflating valuations for IEP’s less liquid and private assets, as well as using cash from new investors to pay dividends to existing investors. “Such Ponzi-like economic structures are sustainable only to the extent that new money is willing to risk being the last one ‘holding the bag,’” the Hindenburg report concluded

o
After Mr. Icahn’s IEP disclosed the investigation and quarterly results, Hindenburg issued a second report on May 11 concluding that, “Given that Carl Icahn has styled himself as a 50+ year warrior for corporate transparency, we expected he would provide clarity on the issues we highlighted,” Hindenburg wrote. “Icahn Enterprises failed to address every key issue we raised. Instead, it rehashed its prior opaque and inadequate disclosures”

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding mandates, the future, business plans and other statements that are not historical in nature. These statements are made on the basis of Illumina’s views and assumptions regarding future events and business performance and plans as of the time the statements are made. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Illumina does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements. Among the important factors to which our business is subject that could cause actual results to differ materially from those in any forward-looking statements are: (i) changes in the rate of growth in the markets we serve; (ii) the volume, timing and mix of customer orders among our products and services; (iii) our ability to adjust our operating expenses to align with our revenue expectations; (iv) our ability to manufacture robust instrumentation and consumables; (v) the success of products and services competitive with our own; (vi) challenges inherent in developing, manufacturing, and launching new products and services, including expanding or modifying manufacturing operations and reliance on third-party suppliers for critical components; (vii) the impact of recently launched or pre-announced products and services on existing products and services; (viii) our ability to modify our business strategies to accomplish our desired operational goals; (ix) our ability to realize the anticipated benefits from prior or future actions to streamline and improve our R&D processes, reduce our operating expenses and maximize our revenue growth; (x) our ability to further develop and commercialize our instruments, consumables, and products, including Galleri™, the cancer screening test developed by GRAIL, to deploy new products, services, and applications, and to expand the markets for our technology platforms; (xi) the risks and costs associated with our ongoing inability to integrate GRAIL due to the interim measures imposed on us by the European Commission as a result of their prohibition of our acquisition of GRAIL; (xii) the risks and costs associated with the integration of GRAIL’s business if we are ultimately able to integrate GRAIL; (xiii) the risk that disruptions from the consummation of our acquisition of GRAIL and associated legal or regulatory proceedings, including related appeals, or obligations will harm our business, including current plans and operations; (xiv) the risk of incurring fines associated with the consummation of our acquisition of GRAIL and the possibility that we may be required to divest all or a portion of the assets or equity interests of GRAIL on terms that could be materially worse than the terms on which we acquired GRAIL; (xv) our ability to obtain approval by third-party payors to reimburse patients for our products; (xvi) our ability to obtain regulatory clearance for our products from government agencies; (xvii) our ability to successfully partner with other companies and organizations to develop new products, expand markets, and grow our business; (xviii) uncertainty, or adverse economic and business conditions, including as a result of slowing or uncertain economic growth, COVID-19 pandemic mitigation measures, or armed conflict; (xix) the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments and (xx) legislative, regulatory and economic developments, together with the factors set forth in Illumina’s Annual Report on Form 10-K for the year ended January 1, 2023 under the caption “Risk Factors”, in information disclosed in public conference calls, the date and time of which are released beforehand, and in filings with the Securities and Exchange Commission (the “SEC”) including, among others, quarterly reports on Form 10-Q.

Additional Information and Where to Find It

Illumina has filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Illumina’s 2023 Annual Meeting of Stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY ILLUMINA AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Illumina free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Illumina are also available free of charge by accessing Illumina’s website at www.illumina.com.

Note regarding GRAIL

The European Commission adopted an order on September 6, 2022 prohibiting Illumina’s acquisition of GRAIL. We have filed an appeal of the Commission’s decision. The Commission has also adopted an order requiring Illumina and GRAIL to be held and operated as distinct and separate entities for an interim period. Compliance with the order is monitored by an independent Monitoring Trustee. During this period, Illumina and GRAIL are not permitted to share confidential business information unless legally required, and GRAIL must be run independently, exclusively in the best interests of GRAIL. Commercial interactions between the two companies must be undertaken at arm’s length.

Participants

Illumina, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by Illumina. Information about Illumina’s executive officers and directors, including information regarding the direct or indirect interests, by security holdings or otherwise, is available in Illumina’s definitive proxy statement for its 2023 Annual Meeting, which was filed with the SEC on April 20, 2023. To the extent holdings by our directors and executive officers of Illumina securities reported in the proxy statement for the 2023 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.